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EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES                                                Sprint Corporation
(Unaudited)

                                                                                            Quarters Ended,
                                                                                               March 31,
                                                                                     -------------------------------
                                                                                           2003            2002
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                                                                                               (millions)
Earnings
   Income from continuing operations
     before income taxes                                                             $       158     $       174
   Capitalized interest                                                                      (20)            (32)
   Net losses in equity method
     investees                                                                                18              20
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Subtotal                                                                                     156             162
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Fixed charges
   Interest charges                                                                          394             352
   Interest factor of operating rents                                                         96              99
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Total fixed charges                                                                          490             451
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Earnings, as adjusted                                                                $       646     $       613
                                                                                     -------------------------------

Ratio of earnings to fixed charges                                                          1.32            1.36
                                                                                     -------------------------------


Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges.  Earnings include income from continuing operations before income taxes, plus net losses in equity method investees, less capitalized interest.  Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents.
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